Exhibit 10.1

EXPRO GROUP HOLDINGS N.V.

U.S. EMPLOYEE SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Quinn P. Fanning (“Employee”) and Expro Group Holdings N.V. and its affiliated or subsidiary/parent/related companies (collectively referred to as the “Company”). The Company’s affiliated or subsidiary/parent/related companies are intended third party beneficiaries of this Agreement. Employee and the Company are collectively referred to as “the Parties.”

1.    Separation Date. Employee separated from employment with the Company effective 1 July 2025 (“Separation Date”).

2.    Severance Benefits Provided to Employee. Only in exchange for Employee’s promises made by signing this Agreement, continued compliance with this Agreement, and compliance with the U.S. Executive Retention and Severance Plan (“Plan”) and any other agreements with the Company, the Company will provide the following severance benefits (“Severance Benefits”) to Employee:

(a)    A cash payment of $465,000.00;

(b)    A lump sum of $25,000.00, which may be used to pay COBRA premiums following termination;

(c)    The shares of equity to be delivered pursuant to the Special Vesting Agreement provided to Employee on 10 June 2025; and

(d)    Outplacement assistance benefits of $15,000.00.

The Severance Benefits in (a) to (d) above will be paid to Employee as defined and described in Article II of the Plan of the Company. In addition, it is agreed that Employee will remain entitled to a potential payment under the Company’s 2025 Executive Short Term Incentive Plan (the “Stub Bonus”). The Stub Bonus will be pro rated to the Separation Date, with performance being calculated on the same basis as it is calculated for the Company’s other participating executives, and with payment to the Employee being made at the same time as it is made to the Company’s other participating executives. Employee understands and acknowledges that the Severance Benefits and the Stub Bonus are made available to Employee pursuant to the Plan and that Employee is not otherwise entitled to any other compensation or severance pay or benefits. Severance Benefits and the Stub Bonus are not payable under the terms of the Plan unless and until Employee signs and returns this Agreement to the Company, and does not revoke the Agreement, and remains in compliance with this Agreement.

3.    Compensation Paid in Final Paycheck. Employee acknowledges that in addition to the Severance Benefits and the Stub Bonus provided in Section 2, that Employee has already or will receive by the date required by applicable law, Employee’s final paycheck (“Final Paycheck”) including Employee’s salary or hourly wages owed for time worked through the Separation Date and any unused but accrued/earned paid time off for vacation days, and where required by law, for earned but unused sick days as well. If paid hourly, Employee represents that Employee has reported all hours worked and that Employee has been paid for all hours worked, including all overtime. Once this Final Paycheck is paid, Employee represents that Employee will have received all compensation due to Employee, including salary, bonuses, or any other compensation or benefits which Employee believes are owed for any time worked through the Separation Date.

4.    Release of all Claims and Promise Not to Sue. In return for the Company’s promises in this Agreement, Employee voluntarily and knowingly hereby waives, releases, and discharges the Company, its current and former parent, predecessor, successor, subsidiary, and affiliate companies, and all of their current and former employees, officers, directors, owners, agents and assigns (collectively the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement. In addition, if Employee continues to work for the Company after signing this Agreement, Employee agrees to sign on or after Employee’s Separation Date to cover anything occurring between the signing of this Agreement and the Separation Date, a separate but similar supplemental release of all claims and promise not to sue. Employee agrees not to file a lawsuit against any Released Parties to assert any such released claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, disclosure, claim or lawsuit filed by any person or entity or governmental agency (with exception of any relief or award related to a report or disclosure to the Securities and Exchange Commission (“SEC”)). Employee represents Employee has not already made, transferred or assigned any rights to the claims released in this Agreement. This waiver, release and discharge includes, but is not limited to:

(a)    claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act, Chapters 21, 61 and 451 of the Texas Labor Code, all employment and civil rights portions of any Texas, Louisiana, Utah, Pennsylvania, Connecticut, Alaska or other state or local statutes or applicable laws;

(b)    claims for breach of oral or written contract, whether express or implied, promissory estoppel or quantum meruit;

(c)    claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);

(d)    claims growing out of any legal restrictions on the Company’s right to terminate employment of its employees including any claims based on any violation of public policy or retaliation for taking a protected action;

(e)    claims regarding any restrictions or limitations on the Company’s right to enforce any of Employee’s post-termination obligations regarding breach of fiduciary duties, non-disclosure, non-disparagement, non-competition, non-solicitation, and non-interference;

(f)    claims for workers’ compensation, wages, overtime, bonuses, incentive compensation, vacation pay, or any other form of compensation;

(g)    claims for compensation and/or benefits under any other severance plans or programs, except for the Plan referenced and incorporated in this Agreement; or

(h)    claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

NOTHING IN THIS AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EMPLOYEE OTHERWISE HAS SUCH RIGHTS:

(a)    any right or claim provided under this Agreement;

(b)    any right or claim which is not waivable as a matter of law;

(c)    any right to seek unemployment compensation benefits if Employee is otherwise qualified under applicable law;

(d)    any rights regarding a pending workers’ compensation claim, however, Employee states that Employee has no unfiled workers’ compensation claim or unreported injury; or

(e)    any claim based on facts occurring after this Agreement is signed.

5.    Employee’s Release of Age Discrimination Claims. In addition, Employee acknowledges the following:

(a)    This Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions and effect of this Agreement.

(b)    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act.

(c)    Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(d)    Employee waives rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled.

(e)    Employee is advised in writing to consult with an attorney prior to executing the Agreement.

(f)    Employee has 21 days in which to consider this Agreement before accepting, but need not take that long if the Employee does not wish to. Employee acknowledges that any decision to sign this Agreement before the 21 days have expired was done so voluntarily and not because of any fraud or coercion or improper conduct by Company. The Parties agree that any modification to this Agreement does not re-start or modify this 21-day period.

(g)    This Agreement allows a period of seven (7) days following Employee’s signature on the Agreement during which Employee may revoke this Agreement. This Agreement is not effective until after the revocation period has been exhausted without any revocation by Employee. No payments shall be made until after the Agreement becomes effective.

(h)    Employee fully understands all terms of this waiver Agreement and knowingly and voluntarily enters into this Agreement.

(i)    Employee has been given this Agreement to consider on 1 August 2025. Any notice of acceptance or revocation should be made by Employee to the Company as specified in the Notices section at the end of this Agreement.

6.    Employee’s Representations. Employee represents that Employee is, and will continue to be, in full compliance with (a) any duties of loyalty, fiduciary duties, confidentiality, non-disclosure, non-access, non-use, non-interference, non-disparagement, non-competition, and non-solicitation obligations owed to the Company, under any agreement or applicable law; (b) all of the terms and obligations provided in the Plan; and (c) all of the terms and obligations provided in this Agreement. Employee acknowledges that these terms and obligations are subject to the exceptions set forth under the Protected Disclosures and Actions section below.

7.    Non-Disclosure of Confidential Information. Employee acknowledges that Employee has had access to confidential information, training, and Company goodwill (“Confidential Information”) while employed by the Company, including without limitation, any information obtained by Employee during the course of Employee's employment with the Company, concerning the business or affairs of the Company or that of its customers, suppliers, contractors, subcontractors, agents or representatives.

(a)    Confidential Information includes any information about the Company that has not been intentionally and with authority publicly disclosed by the Company. Confidential Information likewise includes all information provided to the Company by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, which has not been intentionally and with authority, publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company or Employee receives from, or has access to, regarding these third parties, regardless of whether the Company is contractually obligated to a third party to keep such information confidential. Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, technology, know-how, secret or intellectual property right by any Company employee, Company customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the materials or processes listed above.

(b)    Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company’s business, valuable, special and/or a unique asset of the Company which belongs to the Company and gives the Company a competitive advantage. If this Confidential Information were disclosed to third parties or accessed or used by third parties and/or Employee, such disclosure, access, or use would seriously and irreparably damage the Company and cause the loss of certain competitive advantages. Employee promises Employee will take all reasonable steps to protect the Confidential Information, and that Employee has not and will not disclose in any way, provide access to, or use for Employee’s own benefit or for the benefit of anyone besides the Company, the Confidential Information described above and obtained by Employee as part of Employee’s employment with the Company. Employee acknowledges that this promise of protection, non-disclosure, non-access, and non-use continues indefinitely (so long as the information remains confidential) and specifically does not expire at the end of Employee’s employment with the Company.

8.    Protected Disclosures and Actions. No notice or disclosure to the Company is required for any Protected Disclosures or Actions. Nothing in this Agreement or any other agreement of the Company shall be construed to prevent, restrict, or impede disclosure of Confidential Information or other information in the following circumstances (“Protected Disclosures and Actions”):

(a)    In connection with any rights Employee may have under the National Labor Relations Act (“NLRA”), including the right of non-supervisory employees to communicate about wages, hours or other terms and conditions of employment, engage in concerted or otherwise protected activity. In addition, any non-disparagement and non-disclosure obligations for non-supervisory employees are limited in time and scope to the restrictions allowed by the NLRA and other applicable law.

(b)    As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (i) made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal or per court order. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(c)    In connection with Employee’s reporting potential violations of applicable federal, state or local law to any law enforcement or governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), or the SEC, or responding to or otherwise participating in any agency’s investigation, lawsuit, or other actions taken by any agency, or taking any other actions protected under applicable law, including but not limited to the Speak Out Act, including disclosure of any alleged unlawful conduct or whistleblower activity or filing any complaint or charge with an agency. Nothing in this Agreement shall prevent or restrict Employee from filing a charge or complaint of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Employee or on Employee’s behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to Employee (other than an award or relief from the SEC), relating to any event which occurred prior to Employee’s signing of this Agreement.

(d)    As may be required by applicable law or regulation, or pursuant to a valid legal process (e.g., a subpoena, order of a court of competent jurisdiction, or authorized governmental agency), provided that Employee notifies the Company upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to respond or seek a protective or other order to restrict or prevent such disclosure, and such disclosure does not exceed the scope of disclosure required by such law, regulation or legal process. This Subsection (d) applies to situations not covered by the protections above and does not, in any way, impose prior notice requirements, or restrict or impede Employee from exercising protected rights described above or as provided by law.

9.    Non-Disparagement. Employee agrees that Employee shall not at any time make, publish or communicate to any person or entity, or in any public forum, any untrue, malicious, defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This section does not apply to or in any way restrict or impede Employee from any communications or actions covered by the Protected Disclosures and Actions noted above.

10.    Section 409A Compliance. It is intended that the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement.

11.    Return of the Company Property. By signing this Agreement, Employee represents Employee has returned to the Company, and has ceased all possession, access, or sharing of all Company Property, which is defined to include any property, information, communications, and materials belonging to or pertaining to the Company or its business relationships, including but not limited to anything created or received or used by Employee in connection with Employee’s employment with the Company, including all documents or communications or information about the Company or Employee’s work for the Company, property/accounts purchased or reimbursed by the Company, whether in electronic or hard copy or other format, whether involving Confidential Information or Company business relationships or not, and regardless of location on work equipment, accounts, or premises, or on Employee’s or another person’s personal equipment, accounts or premises. The Company Property required to be returned includes without limitation, keys, access cards, credit cards, smartphones, documents, software, records, files, information, communications, data, accounts, recordings, photographs, notes and correspondence and copies or reproductions, computers, computer-related equipment (including storage devices such as flash drives and external hard drives), tablets, printers, telephones, badges, business cards, handbooks, policy manuals, software and hardware manuals and directories, and any documents, data or communications of any kind regarding the Company or Employee’s work on behalf of the Company, including copies of the foregoing. Employee has reported to the Company any passwords or other access codes for anything associated with Employee’s employment with the Company, whether equipment or accounts or otherwise. Employee represents Employee has not shared access, forwarded, deleted, modified, copied, cleaned, or altered any Company Property, prior to its return to the Company. Employee acknowledges and agrees that the Company may inspect or use computer imaging and forensics for any device or location or account containing Company Property or Confidential Information, or any other communications involving Employee’s employment with the Company, to determine if these obligations have been met, and if they have not been met, additional inspection, imaging and searching of any accounts (including cloud or web-based accounts) or devices or storage locations (including personal ones) used to store or transmit Company Property or information (whether confidential or not) may be used to locate, retrieve, and remove the Company Property and information.

12.    Post-Employment Cooperation. Employee agrees to make reasonable efforts to assist Company after Employee’s separation of employment, including but not limited to, transitioning of Employee’s job duties. Employee agrees to respond to inquiries regarding, and otherwise assist the Company with, any legal proceeding or lawsuit or claim involving matters occurring during Employee’s employment with Company about which Employee has any knowledge, subject to the exceptions for Protected Disclosures and Actions.

13.    Neutral Reference. For reference inquiries directed to Human Resources, the Company shall provide a neutral reference regarding Employee’s employment, including Employee’s position and dates of employment and base pay. Company will not respond to, nor is it responsible for, reference inquiries or responses to such inquiries not directed to Human Resources.

14.    Entire Agreement. Employee has carefully read and fully understands all terms of this Agreement. Employee agrees that this Agreement and the Plan referenced above sets forth the entire agreement between the Company and Employee regarding all issues involving Employee’s termination of employment except that it does not replace or alter in any way any obligations Employee owes to the Company under applicable law, or owed under any agreements regarding confidentiality, non-disclosure, non-access, non-use, non-interference, non-disparagement, non-solicitation, non-competition, duties of loyalty or fiduciary duty. Applicable laws may include, but are not limited to, state laws protecting Company trade secrets or other confidential information. Employee further understands that this Agreement does not alter or replace any of the terms or obligations of the Plan.

15.    Remedies including Injunctive Relief. Employee acknowledges that damages would be difficult to calculate and/or wholly inadequate for certain breaches of this Agreement. The Company may seek immediate injunctive or other equitable relief to enforce the terms of this Agreement, in addition to any legal or other relief to which Company may be entitled, including damages and attorneys’ fees. If the Company is the prevailing Party (whether in bringing or defending a claim) under this Agreement, the Company shall be entitled to seek and recover its attorneys’ fees, costs, and expenses actually incurred in connection with any action brought to resolve the dispute.

16.    Representations; Modifications; Severability. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified or waived except in writing and signed by both Parties. The foregoing notwithstanding, if any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

17.    No Admission, No Unintended Waiver by Company. Employee understands this Agreement is not and shall not be deemed or construed to be an admission by Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature. No failure to act or delay in acting by the Company regarding any right under the Agreement shall be considered a waiver, and in the event any waiver is found, it shall not apply to any other term or action of the Company.

18.    Applicable Law; Venue; Waiver of Jury Trial; Waiver of Class and Collective Actions. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws principles. The Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in or for Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge. Company and Employee agree to bring any claims against the other on an individual basis only and not on a class or collective action basis. In the event Employee resides in a state in which this consent to or waiver of objections to governing law and venue may not be effective as a matter of law, the Parties agree this selection of governing law and venue shall be that of the courts in and for the city and state in which Employee primarily resides.

19.    Successors and Assigns. This Agreement may be assigned by the Company and shall be binding upon and shall inure to the benefit of the Company, and automatically to any other person, association, or entity which acquires all or substantially all of the business or assets of the Company. Employee’s obligations under this Agreement are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company, and Employee represents no such rights have previously been transferred.

20.    Counterparts and Electronic Signatures. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in one or more counterparts, all of which will be considered one and the same agreement. Electronic signatures through DocuSign or otherwise will be treated the same as other signatures.

21.    Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be considered as effective (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Employee, addressed to:	the last known residential address reflected in the Company’s records.

If to the Company/Employer, addressed to:	Expro Group Holdings N.V. 1311 Broadfield Blvd, Suite 400 Houston, TX 77084 Attention: Natalie Questell, Senior Vice President of Human Resources E-mail: Natalie.Questell@expro.com

Notice of change in address should be provided as stated in this section.

AGREED AND ACCEPTED on this    1st   day of         July       , 2025.

    /s/Quinn P. Fanning

Employee Signature

       Quinn P. Fanning

Employee Printed Name

AGREED AND ACCEPTED on this     9th   day of         July       , 2025.

Expro Group Holdings N.V.

By:    /s/John McAlister

Printed Name:  John McAlister

Printed Title: General Counsel and Secretary

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